                                                                      EXHIBIT 12

                             A. H. BELO CORPORATION
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                                           Six months ended
                                                             Year Ended December 31,                            June 30,
                                        ------------------------------------------------------------     ---------------------
                                          1995         1996         1997         1998         1999         1999         2000
                                        --------     --------     --------     --------     --------     --------     --------
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting charges         $111,014     $144,040     $154,122     $130,460     $276,453     $ 130,905 (2)$ 87,695
     Add:  Total fixed charges            32,089       29,009       94,069      112,082      116,032       55,799       67,349
     Less:  Interest capitalized             957          255          510        1,680        2,552        1,633        1,380
                                        --------     --------     --------     --------     --------     --------     --------
               Adjusted earnings        $142,146     $172,794     $247,681     $240,862     $389,933     $185,071     $153,664
                                        ========     ========     ========     ========     ========     ========     ========

Fixed Charges:
     Interest                           $ 30,944     $ 27,898     $ 91,288     $109,318     $113,160     $ 54,485     $ 66,156
     Portion of rental expense
          representative of the
          interest factor (1)              1,145        1,111        2,781        2,764        2,872        1,314        1,193
                                        --------     --------     --------     --------     --------     --------     --------
               Total fixed charges      $ 32,089     $ 29,009     $ 94,069     $112,082     $116,032     $ 55,799     $ 67,349
                                        ========     ========     ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges          4.43 x       5.96 x       2.63 x       2.15 x       3.36 x       3.32 x       2.28 x
                                        ========     ========     ========     ========     ========     ========     ========

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(1)      For the purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.

(2) Earnings before income taxes and the cumulative effect of accounting changes includes a gain of $50,312 related to the June 1, 1999 sale of television station KXTV. Excluding this item, the Ratio of Earnings to Fixed Charges is 2.42 times.